Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Ron Arp 360.601.2991

rarp@amplifygroup.com

METRO ONE TELECOMMUNICATIONS RECEIVES NASDAQ DEFICIENCY NOTICE

PORTLAND, Ore. (May 29, 2008) – Metro One Telecommunications, Inc. (Nasdaq: INFO) (“Metro One”) announced that it has received a letter from The Nasdaq Stock Market dated May 22, 2008 informing Metro One that the company no longer complies with the requirements of Marketplace Rule 4310(c)(3) for continued listing on The Nasdaq Capital Market. Marketplace Rule 4310(c)(3) requires that Metro One maintain minimum stockholders’ equity of $2.5 million, or a market value of listed securities of $35 million, or have net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Nasdaq Staff determined that, as of the date of the letter, Metro One does not meet any of these requirements. This notification has no effect on the listing of Metro One’s common stock at this time.

Under these circumstances, Nasdaq Staff is reviewing Metro One’s eligibility for continued listing on The Nasdaq Capital Market. Metro One has been asked and presently intends to provide a plan to achieve and sustain compliance with Marketplace Rule 4310(c)(3) and other Nasdaq listing requirements on or before June 6, 2008, and to include the time frame for completion of this plan. Following Nasdaq Staff review of Metro One’s plan and supporting material, if the Nasdaq Staff determines that the plan does not adequately address the issues noted, Nasdaq Staff will provide written notification that Metro One’s securities will be delisted. At that time, Metro One would have the opportunity to appeal the decision to a Nasdaq Listing Qualifications Panel.

About Metro One Telecommunications

Based in the Portland, Ore., suburb of Beaverton, Metro One is an information services provider, offering inbound and outbound contact services, data and analytics, and related services. In the past two years, the company has processed more than 300 million search requests for information.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results or occurrences to differ materially from those suggested by the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties. There can be no assurance that Metro One will be able to maintain its listing on Nasdaq.